PROSPECTUS ADDENDUM Dated December 26, 2018 (to the Prospectus dated December 26, 2018 and Prospectus Supplement dated December 26, 2018)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-228614

    Senior Debt Securities, Series A

When The Bank of Nova Scotia (the “Bank”) initially offered your securities, the Bank prepared a preliminary pricing supplement that supplements and forms a part of the offering documents relating to your securities (each, a “preliminary offering document”). This prospectus addendum supplements the preliminary offering documents relating to your securities.
The Bank has filed a prospectus, a prospectus supplement and a product supplement, each dated December 26, 2018 (each, a “new offering document”). As a result, each reference in the preliminary pricing supplement to another preliminary offering document is deemed to refer to the corresponding new offering document. You should read the new offering documents together with the preliminary pricing supplement.
The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act, or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.

The Bank of Nova Scotia
Prospectus Addendum dated December 26, 2018